UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2014

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	000-53705	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 FM 2673 Canyon Lake, Texas 78133
(Address of principal executive offices) (Zip Code)

(830) 899-7962
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

As of September 10, 2014, COPsync, Inc. (the “Company”) had accepted subscriptions for approximately $2.1 million from individual investors, or entities affiliated with such individuals (the “Investors”), in a private placement of its equity securities, of which approximately $2.0 million has been received.  The sales in the private placement were completed pursuant to a series of subscription agreements between the Company and the Investors.  Pursuant to the terms of the subscription agreements, the Company agreed to sell to the Investors an aggregate of approximately 21.0 million shares of the Company’s common stock, par value $0.0001 (“Common Stock”), and accompanying warrants, generally at a 20% coverage level, to purchase an aggregate of approximately 4.2 million shares of Common Stock (the “Warrants”).  These subscription agreements were entered into subsequent to May 22, 2014, the day the Company filed a Form D with the SEC relating to this private placement. The Company expects to use the proceeds from the private placement for working capital and to fund enhancements to the COPsync mobile data information system, or COPsync Network; the COPsync911 threat alert system for schools, hospitals, courthouses, energy infrastructure and other high-threat targets; and other product development and enhancements.

The Common Stock and the Warrants were sold as an equity unit (“Equity Unit”), with each Investor who purchased the Common Stock typically receiving a Warrant to purchase one share of Common Stock for every five shares of Common Stock purchased by such Investor.  The purchase price for each Equity Unit was $0.10 per share of Common Stock purchased.

The Warrants have an exercise price equal to the average closing price of the Common Stock for the 20 trading days preceding the date of subscription funding, ranging from approximately $0.19 per share to $0.31 per share, and expire four years from the date of issuance.  The exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants are subject to adjustment (under formulae set forth in the Warrants) upon the occurrence of certain events, including, but not limited to: (i) stock dividends, stock splits or reverse stock splits; (ii) the payment of dividends on the Common Stock payable in shares of Common Stock or securities convertible into Common Stock; (iii) a recapitalization, reorganization or reclassification involving the Common Stock, or a consolidation or merger of the Company; or (iv) a liquidation or dissolution of the Company.  The form of Warrant is filed herewith as Exhibit 10.1, and the description of the Warrants contained herein is qualified by reference to the terms of the form of Warrant.

The Equity Units, and the shares issuable upon exercise of the Warrants, were offered and sold to the Investors, most of whom the Company reasonably believes are “accredited investors,” as such term is defined in Rule 501 under the Securities Act of 1933, as amended.  The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) and Regulation D under the Securities Act of 1933 and in reliance on similar exemptions under applicable state laws.  No general solicitation or general advertising was used in connection with the offering of the Equity Units.  The Company disclosed to the Investors that the Common Stock and Warrants, and the Common Stock underlying the Warrants, could not be sold unless they are registered under the Securities Act or unless an exemption from registration is available, and the certificates representing the Common Stock and the Warrants, and the certificates representing the Common Stock to be issued upon exercise of the Warrants, will include a legend to that effect.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: September 10, 2014	By:	/s/ Barry W. Wilson
	Name:	Barry W. Wilson
	Title:	Chief Financial Officer